UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2005

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 19, 2005, a wholly-owned subsidiary of Digital Realty Trust, L.P., our operating partnership, entered into binding share purchase agreements to acquire 90% of the shares of two German entities which together own Phase I and Phase II of IBM Technology Park, an approximately 80 acre technical campus located near Mainz, Germany built in two phases and consisting of 11 buildings with a total of approximately 1.5 million net rentable square feet, including space held for redevelopment.

Pursuant to the binding share purchase agreements, the remaining 10% interest in the German entities will be acquired by a subsidiary in which we own a 94% interest. The remaining 6% interest in this subsidiary is owned by Global Innovation Partners, LLC, or GI Partners. GI Partners is an affiliated entity which owns approximately 40% of our company on a fully-diluted basis. Additional information regarding the relationship between us and GI Partners can be found in our definitive proxy statement for the 2004 Annual Meeting of Stockholders and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. The terms of GI Partners’ minority investment in this subsidiary were approved by the independent members of our board of directors.

IBM Technology Park is a technical campus containing a data center, office space, warehouse space and clean room facilities. Phase I, compromising approximately 545,000 square feet, is 100% occupied by IBM Deutschland. Phase II, comprising approximately 955,000 square feet, is approximately 55% occupied. As a result of the acquisition, we expect that IBM will be one of our three largest tenants, measured by annualized rent.

The aggregate purchase price, excluding expenses, for 100% of the shares in the two entities will be approximately 77.1 million euros (or $92.5 million based on the exchange rate in effect on October 19, 2005), including assumption of liabilities totaling approximately 62.0 million euros (or $74.4 million based on the exchange rate in effect on October 19, 2005). In the event that additional leases are entered into for currently vacant space in Phase II of the development within three years after closing, the seller of Phase II will, subject to the terms of the share purchase agreement, be entitled to receive an earn-out payment equal to 8.3 times the annualized amount by which net rents actually collected with respect to Phase II of the property during the three years following the completion of the acquisition exceed a baseline amount of approximately seven million euros, provided that the amount of the earn-out with respect to any excess over the baseline attributable to a lease having a term of less than seven years is capped at 50% of the total actual effective rent to be paid under such lease. We can terminate the earn-out provisions after two years if at that time net collected rents have not exceeded the baseline by at least one million euros. We expect that the cash portion of the purchase price and the earn-out, if payable, will be funded from our unsecured revolving credit facility and working capital.

Phase I and Phase II are encumbered by an approximately 62 million euro (or $74.4 million based on the exchange rate in effect on October 19, 2005) mortgage provided by Credit Suisse First Boston, which we attend to assume, subject to lender approval.

The closing of the acquisition is subject to various conditions. There are no material relationships between us and the seller.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements, including statements related to the closing of the acquisition of IBM Technology Park, the potential earn-out payments, that IBM will be one of our three largest tenants and the expected source of funds. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in our markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations; failure to maintain our status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by us with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Michael F. Foust
Michael F. Foust
Chief Executive Officer

October 25, 2005